                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Friedman's Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               4 WEST STATE STREET
                             SAVANNAH, GEORGIA 31401




                                                                January 22, 1997

Dear Stockholder:

      You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Friedman's Inc. which will be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia 31401 on Thursday, February 27, 1997, at 10:00 a.m. local time.

      We look forward to your attendance at the Annual Meeting so that you can learn more about your Company and become better acquainted with members of the Board of Directors and management team. The sole item of business which is being presented for a vote by the holders of Class A Common Stock at the Annual Meeting is the election of three directors of the Company, as explained in the accompanying Proxy Statement. Even if you are planning to attend, please complete the enclosed proxy card and return it in the enclosed envelope to cast your vote with regard to the election of directors. You will still be able to revoke your proxy and vote your shares in person at the Annual Meeting if you so desire.

      If you have any questions about the Proxy Statement or the accompanying 1996 Annual Report, please contact Mr. John G. Call at (912) 231-6606.



                                   Sincerely,



                                   Bradley J. Stinn
                                   Chairman of the Board of Directors
                                   and Chief Executive Officer

                                 FRIEDMAN'S INC.
                               4 WEST STATE STREET
                             SAVANNAH, GEORGIA 31401

                  NOTICE TO THE HOLDERS OF CLASS A COMMON STOCK
                      OF THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 27,1997

      Notice is hereby given to the holders of the Class A common stock, $.01 par value per share (the "Class A Common Stock"), of Friedman's Inc. (the "Company") that the 1997 Annual Meeting of Stockholders of the Company (the "Annual Meeting") will be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia 31401 on Thursday, February 27, 1997, at 10:00 a.m., local time, for the following purposes:

      (i) To elect three directors to serve until the 1998 Annual Meeting of Stockholders; and

      (ii) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      Information relating to the Annual Meeting and the election of directors is set forth in the attached Proxy Statement.

      Only those stockholders of record at the close of business on January 17, 1997, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Annual Meeting and for a period of ten days prior thereto at the executive offices of the Company in Savannah, Georgia.



                                   By Order of the Board of Directors,



                                   John G. Call
January 22, 1997                   Secretary





      WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY APPOINTMENT AND VOTE IN PERSON.

                                 FRIEDMAN'S INC.
                              4 WEST STATE STREET
                            SAVANNAH, GEORGIA 31401

                                                                JANUARY 22, 1997

                                 PROXY STATEMENT
                       FOR HOLDERS OF CLASS A COMMON STOCK
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 27, 1997


                                  INTRODUCTION

      This Proxy Statement is furnished to holders of the Class A common stock, $.01 par value per share ("Class A Common Stock"), of Friedman's Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors from holders of the outstanding shares of Class A Common Stock for use at the 1997 Annual Meeting of Stockholders to be held at 10:00 a.m. local time at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia, on Thursday, February 27, 1997, and at any adjournments thereof (the "Annual Meeting").

      With respect to the holders of Class A Common Stock, the Annual Meeting will be held for the following purposes: (i) to elect three directors to serve until the 1998 Annual Meeting of Stockholders; and (ii) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      This Proxy Statement and the accompanying Proxy are first being mailed to stockholders of the Company on or about January 22, 1997.

STOCKHOLDERS ENTITLED TO VOTE

      Only stockholders of record of the Company at the close of business on January 17, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 12,522,194 shares of the Class A Common Stock issued and outstanding held by approximately 115 stockholders of record. In addition, there were 1,773,582 shares of the Company's Class B common stock, $.01 par value per share ("Class B Common Stock"), issued and outstanding held by 1 stockholder of record. Notwithstanding the Record Date specified above, the Company's stock transfer books will not be closed and shares may be transferred subsequent to the Record Date. However, all votes must be cast in the names of stockholders of record on the Record Date.

      On November 14, 1996, the Board of Directors of the Company approved an amendment (the "Amendment") to the Certificate of Incorporation (the "Certificate") of the Company and recommended this Amendment for approval by the Class B Common Stockholders at the Annual Meeting. Pursuant to the Certificate, the Class A Common Stockholders are not entitled to vote with regard to the approval of the Amendment. See "Other Matters--Amendment of Certificate of Incorporation." The Certificate would provide, after giving effect to the approval of the Amendment, that holders of Class A Common Stock have voting rights with regard to the election of a minimum of, rather than no more than, 25% of the members of the Company's Board of Directors (rounding the number of such directors to be elected up if 25% of the members of the Board of Directors is not equal to a whole number of directors), with the precise number of directors to be elected by the Class A Common Stockholders in excess of such 25% (if any) to be determined by the Board of Directors. The Company's current Board of Directors has been set at seven members and pursuant to the Certificate, after giving effect to the approval of the Amendment, the holders of Class A Common Stock are entitled to elect at least two directors; however, the Board of

Directors has nominated three directors to be elected by the holders of Class A Common Stock. Holders of Class A Common Stock are entitled to one vote for each share held in the election of directors.

QUORUM AND VOTING REQUIREMENTS

      Pursuant to the Company's Bylaws, the holders of record of a majority of the issued and outstanding shares of Class A Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, are required to establish a quorum. For the purpose of determining the presence of a quorum, abstentions and broker nonvotes will be counted as present. The election of three directors by the holders of Class A Common Stock will require the affirmative vote of a majority of the shares of Class A Common Stock represented and entitled to vote in the election at the Annual Meeting, provided a quorum is present. With respect to the election of directors, stockholders may (1) vote "for" each of the nominees, (2) "withhold" authority to vote for each of such nominees, or (3) withhold authority to vote for one nominee but vote for the other nominees. Because the directors are elected by the holders of a majority of the shares represented and entitled to vote, withholding authority to vote with respect to one or all nominees or an abstention from voting will have the effect of a vote "against" such nominee or nominees. Broker nonvotes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will have no effect on the outcome of the election of directors.

PROXIES

        If the enclosed Proxy is executed, returned in time and not revoked, the shares represented thereby will be voted in accordance with the instructions indicated in such Proxy. IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR (I) THE ELECTION OF ALL CLASS A COMMON STOCK DIRECTOR NOMINEES, AND (II) IN THE BEST JUDGMENT OF THE PERSONS DESIGNATED AS PROXIES AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

        A stockholder who has given a Proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed Proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of Proxies should be addressed as follows: Friedman's Inc., 4 West State Street, Savannah, Georgia 31401, Attention: John G. Call, Secretary.

                            ELECTION OF DIRECTORS

        The Bylaws of the Company provide that the Board of Directors shall consist of not less than three individuals with the exact number of directors determined by resolution of the Board of Directors; provided, that as long as any Class B Common Stock of the Company remains outstanding, the minimum number of directors must be sufficient to enable the holders of the Class B Common Stock to elect a majority of the directors.

        Pursuant to Article III of the Company's Bylaws, the Board of Directors has set the number of directors of the Company at seven and has nominated the following individuals for election by the holders of Class A Common Stock and Class B Common Stock as directors of the Company, respectively:


                                    Class A Common Stock Nominees
                                    -----------------------------
                                    John E. Cay III
                                    Robert W. Cruickshank
                                    David B. Parshall

                                    Class B Common Stock Nominees
                                    -----------------------------
                                    Bradley J. Stinn
                                    Sterling B. Brinkley
                                    Robert S. Morris
                                    Mark C. Pickup

      Each director will be elected to hold office until the 1998 Annual Meeting of Stockholders and until his earlier death, resignation or removal. Each of the seven nominees has served as a director of the Company since 1993 except for Mr. Morris, who was elected by the Board of Directors in February 1995 when the Board was expanded from five to six members, and Mr. Cay, who has not previously served on the Board.

      Holders of Class A Common Stock are entitled to vote only on the Class A Common Stock nominees, and holders of Class B Common Stock are entitled to vote only on the Class B Common Stock nominees. The persons designated as proxies on the enclosed Proxy intend to vote the shares represented thereby in favor of the election to the Board of Directors of the Class A Common Stock nominees whose names appear above, unless either authority to vote for one or all of the nominees is withheld or such Proxy has previously been revoked. It is believed that the nominees will be available and able to serve as directors. In the event that a nominee is unable to serve, the Board of Directors, in its discretion, may designate a substitute nominee or nominees (in which case it is anticipated that the persons designated as proxies will vote for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until the Board locates a suitable candidate or candidates, or reduce the authorized number of directors. It is anticipated that management stockholders of the Company, who beneficially owned approximately 4.3% of the outstanding Class A Common Stock as of the Record Date, will vote for the election of the nominees.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE CLASS A COMMON STOCK NOMINEES AS DIRECTORS FOR A ONE-YEAR TERM EXPIRING AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS.

CERTAIN INFORMATION CONCERNING NOMINEES

        The following table sets forth the names of the nominees for both the Class A Common Stock and Class B Common Stock, their ages, the year in which they were first elected as a director, their positions with the Company, their principal occupations and employers for at least the last five years, and any other directorships held by them in publicly-held companies. For additional information concerning the nominees, see "-- Meetings of the Board of Directors and Committees," "Stock Ownership" and "Certain Transactions" below.


                                  CLASS A COMMON STOCK NOMINEES
                                  -----------------------------

  NAME AND AGE                  BUSINESS EXPERIENCE
  ------------                  -------------------
John E. Cay III                 Mr. Cay is a candidate for director of the
   (51)                         Company. Since 1972, Mr. Cay has
                                been the President of Palmer & Cay, Inc., a
                                regional insurance brokerage and employee
                                benefit consulting company. Since June 1993, Mr.
                                Cay has been a director of Omni Insurance Group,
                                Inc. Mr. Cay also serves as a director for First
                                Union National Bank of Georgia and First Union
                                National Bank of Savannah.

Robert W. Cruickshank           Mr. Cruickshank was elected a director of the
   (51)                         Company in August 1993. Since 1981, Mr.
                                Cruickshank has been President of Robert W.
                                Cruickshank Co., a financial management company.
                                Mr. Cruickshank is currently a director and
                                chairman of the compensation committee of Calgon
                                Carbon Corp. and a director of the New Canaan
                                Bank & Trust, New Canaan, Connecticut, and Data
                                Documents Inc. of Omaha, Nebraska, a business
                                forms manufacturer.

David B. Parshall               Mr. Parshall was elected a director of
   (49)                         the Company in December 1993. Since October
                                1992, Mr. Parshall has been Managing Director of
                                Dolphin Management Inc., an investment
                                management firm, and a Managing Director of The
                                Dolphin Group, a provider of investment banking
                                services. Mr. Parshall has also been a Managing
                                Director of Private Equity Investors, Inc., a
                                company which purchases portfolios of private
                                equities, since April 1992. From 1988 to 1990,
                                Mr. Parshall was a Managing Director of Shearson
                                Lehman Brothers Inc., and from August 1990 to
                                March 1992, Mr. Parshall served as a Managing
                                Director of the Blackstone Group, L.P, both
                                investment banks.

                                    Class B Common Stock Nominees

NAME AND AGE                    BUSINESS EXPERIENCE
------------                    -------------------
Bradley J. Stinn                Mr. Stinn was elected Chairman of the
  (37)                          Board of Directors and Chief Executive Officer
                                of the Company in February 1996. Prior to that
                                time, he served as President, Chief Executive
                                Officer and a director of the Company from
                                August 1993 until January 1996. Mr. Stinn is
                                also the Chairman of the Board of Directors and
                                Chief Executive Officer of Crescent Jewelers
                                ("Crescent Jewelers"), a retail jewelry chain
                                that is an affiliate of the Company, a position
                                he has held since June 1995. Mr. Stinn served as
                                President and Chief Executive Officer of MS
                                Jewelers Corporation ("MS Jewelers"), the
                                general partner of MS Jewelers Limited
                                Partnership (the "Partnership") which owns 100%
                                of the outstanding shares of Class B Common
                                Stock, from September 1992 until August 1993,
                                and he has served since 1990 as a director of MS
                                Jewelers. From May 1990 to September 1992, Mr.
                                Stinn served as the Executive Vice President of
                                MS Jewelers, an uncompensated position, and also
                                as a member of the Executive Committee of the
                                Board of Directors of MS Jewelers. Mr. Stinn
                                served as Executive Vice President and Chief
                                Financial Officer of Crescent Jewelers from
                                September 1990 to August 1992, and as a Managing
                                Director of Morgan Schiff & Co., Inc. ("Morgan
                                Schiff"), an affiliate of the Company, from
                                January 1986 to September 1990.

Sterling B. Brinkley            Mr. Brinkley was elected Chairman of the
   (44)                         Executive Committee of the Board of Directors of
                                the Company in February 1996. Prior to that
                                time, Mr. Brinkley served as the Chairman of the
                                Board of Directors from August 1993 until
                                January 1996. Mr. Brinkley also serves in the
                                uncompensated position of Chairman of the Board
                                of MS Jewelers Corporation. From May 1990 to
                                September 1992, Mr. Brinkley served in the
                                uncompensated position of President of MS
                                Jewelers, and from January 1986 to June 1990, he
                                served as a Managing Director of Morgan Schiff.
                                Mr. Brinkley currently serves as a consultant to
                                Morgan Schiff. Mr. Brinkley serves as a director
                                of Crescent Jewelers and as Chairman of the
                                Board of EZCORP, Inc. ("EZCORP"), a pawnshop
                                chain, an affiliate of the Company. Mr. Brinkley
                                also serves as the chairman of other private
                                companies which are affiliates of Morgan Schiff.

Robert S. Morris                Mr. Morris was elected President and
   (41)                         Chief Operating Officer of the Company in
                                February 1996. Prior to that time, he served as
                                Executive Vice President - Store Operations of
                                the Company from October 1994 to January 1996,
                                and has been a director of the Company since
                                February 1995. Mr. Morris served as Vice
                                President - Store Operations of the Company's
                                predecessors, Friedman's Jewelers, Inc. (FJI")
                                and MS Jewelers, since 1986. Mr. Morris joined
                                FJI in July 1980.

Mark C. Pickup                  Mr. Pickup was elected a director of the
   (46)                         Company in August 1993. Mr. Pickup served as
                                Vice Chairman of Crescent Jewelers from December
                                1994 until February 1995, and served as
                                President and Chief Executive Officer of
                                Crescent Jewelers from August 1993 to December
                                1994. From October 1992 until August 1993, Mr.
                                Pickup served as the Senior Vice President and
                                Chief Financial Officer for Crescent Jewelers.
                                Mr. Pickup is also a director of EZCORP. For
                                more than five years prior to October 1992, Mr.
                                Pickup held various positions with Ernst & Young
                                LLP, leaving as a Partner in its San Francisco,
                                California office in October 1992.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

      Board of Directors. The property, affairs and business of the Company are under the general management of its Board of Directors as provided by the laws of Delaware and the Bylaws of the Company. The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, and the Board of Directors has appointed standing Audit, Compensation and Executive Committees of the Board of Directors.

      Audit Committee. The members of the Audit Committee are Mark C. Pickup (Chairman), Robert W. Cruickshank and David B. Parshall. The Audit Committee recommends the independent auditors appointed by the Board of Directors to audit the financial statements of the Company, which includes an inspection of the books and accounts of the Company, and reviews with such accountants the scope of their audit and their report thereon, including any questions and recommendations that may arise relating to such audit and report or the Company's internal accounting procedures. The Audit Committee held two meetings during the 1996 fiscal year.

      Compensation Committee. The members of the Compensation Committee are Robert W. Cruickshank (Chairman), Mark C. Pickup and David B. Parshall. The function of the Compensation Committee is to review and approve the compensation of executive officers and establish targets and incentive awards under incentive compensation plans of the Company. The Compensation Committee reports to the Board of Directors. The Compensation Committee held two meetings during the 1996 fiscal year.

      Executive Committee. The members of the Executive Committee are Sterling
B. Brinkley (Chairman), Bradley J. Stinn and Mark C. Pickup. The Executive Committee exercises the authority of the Board of Directors, to the extent permitted by law, in the management of the business of the Company between meetings of the Board of Directors. The Executive Committee held two meetings during the 1996 fiscal year.

      The Board of Directors as a whole functions as the nominating committee to select management's nominees for election as directors of the Company. The Board of Directors will consider Class A Common Stock nominees submitted by holders of Class A Common Stock if submitted to the Company on or before September 30, 1997. See "Stockholder Proposals for 1998 Annual Meeting of Stockholders."

      The Board of Directors held three meetings during the 1996 fiscal year. Each director, during the period he was a director, attended at least 75% of the meetings of the Board of Directors, and each member of a committee, during the period he was a committee member, attended at least 75% of the meetings of each committee on which he served.

COMPENSATION OF DIRECTORS

      In fiscal 1996, directors who were not current employees of the Company received an annual director's fee of $15,000 per year, and Committee Chairmen who were not current employees of the Company received an additional $5,000 per year. The Company reimburses directors for travel and other out-of-pocket expenses incurred in connection with their services as directors. Directors who are employees are not paid extra compensation for their service on the Board of Directors or any committee.

      The Friedman's Inc. Stock Option Plan for Outside Directors (the "Director Plan") provides for an initial grant, to each director who is not an employee of the Company, of options to purchase 5,000 shares of Class A Common Stock effective as of the adoption of the Director Plan by the Board of Directors in December 1993 and subsequent annual grants of options to purchase 1,000 shares of Class A Common Stock. The annual grants are made on the day following each annual meeting of stockholders and began with the annual meeting of stockholders in 1995. The option price for each option granted under the Director Plan is the "Fair Market Value," as that term is defined in the Director Plan, of the shares of Class A Common Stock subject to the option on the date the option is granted. An option is exercisable six months after it is granted and remains exercisable for five years from the date of grant. The Company has reserved 25,000 shares of Class A Common Stock for issuance under the Director Plan.

EXECUTIVE OFFICERS OF THE COMPANY

      The following table sets forth the names of the executive officers of the Company, other than Messrs. Brinkley, Stinn and Morris, who are discussed above, their ages, their positions with the Company and their principal occupations and employers for at least the last five years. For information concerning executive officers' ownership of Common Stock, see "Stock Ownership."


NAME AND AGE                    BUSINESS EXPERIENCE
------------                    -------------------
John G. Call                    Mr. Call has served as Senior Vice
   (38)                         President-Chief Financial Officer of the Company
                                since October 1995, and as Treasurer and
                                Secretary of the Company since August 1993. Mr.
                                Call served as Vice President-Chief Financial
                                Officer of the Company from August 1993 to
                                October 1995. For more than five years prior to
                                joining the Company, Mr. Call held various
                                positions with Ernst & Young LLP, leaving as a
                                Senior Manager in the San Francisco, California
                                office in June 1993.

Donald J. Wright, Jr.           Mr. Wright joined the Company in January
   (49)                         1996 as Vice President - Merchandising. For more
                                than 5 years prior to joining the Company, Mr.
                                Wright was Vice President of Merchandising at
                                Reed's Jewelers, Inc. for ten years.

EXECUTIVE COMPENSATION

      Summary Compensation Information

      The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal years ended September 30, 1994, 1995 and 1996 for
(i) the Chief Executive Officer of the Company; and (ii) each of the four other most highly compensated executive officers of the Company whose total salary and bonus for the fiscal year ended September 30, 1996, exceeded $100,000 (collectively, the "Named Executive Officers").



                           SUMMARY COMPENSATION TABLE


                                              ANNUAL COMPENSATION                               LONG TERM COMPENSATION
                                       --------------------------------------------             ----------------------
                                                                                                      AWARDS        PAYOUTS
                                                                                                      ------        -------
NAME AND                                                               OTHER ANNUAL                  SECURITIES
PRINCIPAL POSITION               YEAR    SALARY           BONUS        COMPENSATION            UNDERLYING OPTIONS  LTIP PAYOUTS
                                ----    --------      ------------    -------------            ------------------  ------------
Bradley J. Stinn                1996   $300,000         $200,000        $184,757(1)                      --       $ 981,308(2)
  Chairman of the Board of      1995    300,000          350,000         242,089(1)                 100,000       $ 428,490(2)
  Directors and Chief           1994    200,000          275,000          61,568(1)                 200,000              --
  Executive Officer

Sterling B. Brinkley            1996    225,000          140,000        $119,487(3)                      --       $ 909,879(2)
  Chairman of the               1995    225,000          125,000         154,375(3)                      --         403,156(2)
  Executive Committee of        1994    150,000          150,000            --                      130,000
  the Board of Directors

Robert S. Morris                1996    150,000          225,000            --                       25,000              --
  President and Chief           1995    150,000          150,000            --                       25,000              --
  Operating Officer             1994    100,000          100,000            --                       15,000              --

John G. Call                    1996    120,000           50,000            --                        5,000              --
  Senior Vice President -       1995    110,000           45,000            --                        2,000              --
  Chief Financial Officer       1994    110,000           25,000            --                       10,000              --



--------------------------------

(1) Composed of: (1) a housing allowance of $40,250, $62,000 and $49,982, in fiscal 1996, 1995 and 1994, respectively; (2) an automobile allowance of $15,628, $16,013 and $11,986, in fiscal 1996, 1995 and 1994, respectively;
      (3) annual interest forgiveness on an incentive loan of $68,950 and $86,156 in fiscal 1996 and 1995, respectively; and (4) an annual reimbursement for the payment of taxes on the interest forgiveness of $59,929 and $77,920 in fiscal 1996 and 1995, respectively.
      See "--Employment Arrangements."
(2) The first stock price target for the incentive loans to Mr. Stinn and Mr. Brinkley ($22.50 per share) was attained in July 1995, the second stock price target ($25.00 per share) was attained in April 1996, and the third stock price target ($27.50 per share) was attained in May 1996. As a result, $525,000 and $225,000 of the principal of the incentive loans for each of Mr. Stinn and Mr. Brinkley was forgiven in fiscal 1996 and 1995, respectively. The Company also reimbursed Mr. Stinn $456,308 and $203,490 in fiscal 1996 and 1995, respectively, and Mr. Brinkley $384,874 and $178,156 in fiscal 1996 and 1995, respectively, for the payment of taxes on the principal forgiveness. See "-- Employment Arrangements."
(3) Composed of: (i) annual interest forgiveness on an incentive loan of $68,950 and $86,156, in fiscal 1996 and 1995, respectively, and (ii) an annual reimbursement for the payment of taxes on the interest forgiveness of $50,547 and $68,219, in fiscal 1996 and 1995, respectively. See "-- Employment Arrangements."

                                    OPTION GRANTS IN LAST FISCAL YEAR
                                           INDIVIDUAL GRANT
                         ----------------------------------------------------
                         NUMBER OF       PERCENT OF                                              POTENTIAL REALIZABLE VALUE AT
                         SECURITIES    TOTAL OPTIONS                                            ASSUMED ANNUAL RATES OF STOCK
                         UNDERLYING       GRANTED TO                                                 PRICE APPRECIATION
                          OPTIONS      EMPLOYEES IN  EXERCISE OR   EXPIRATION                        FOR OPTION TERM
NAME                      GRANTED(1)    FISCAL YEAR   BASE PRICE      DATE                         5%                10%
----                      --------      -----------  -----------   ----------                   ---------          ---------
Bradley J. Stinn            --              --            --               --                        --                 --

Sterling B. Brinkley        --              --            --               --                        --                 --

Robert S. Morris          25,000            23.8%       $19.50        11/03/05                  $306,586           $776,949

John G. Call               5,000             4.8%        19.50        11/03/05                    61,317            155,390


------------------
(1) All of the options are exercisable for Class A Common Stock and were granted under the Company's 1995 Stock Option Plan at an exercise price equal to the fair market value of the underlying shares of Class A Common Stock on the date of grant and with a vesting schedule pursuant to which 40% of the options become exercisable one year following the date of grant and 30% of the options become exercisable on each of the second and third anniversaries of the date of grant. In addition, all options vest immediately upon the death of the optionee. See "-- Stock Option Plan."



                                         FISCAL YEAR-END OPTION VALUES

                            NUMBER OF SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                UNEXERCISED OPTIONS                   IN-THE-MONEY OPTIONS
NAME                            AT FISCAL YEAR-END (1)                AT FISCAL YEAR-END (2)
----                            ----------------------                ----------------------
                             EXERCISABLE      UNEXERCISABLE        EXERCISABLE       UNEXERCISABLE
                             -----------      -------------        -----------       -------------
Bradley J. Stinn            180,000(3)          120,000          $   1,322,600         $671,400

Sterling B. Brinkley         91,000(3)           39,000                446,250          191,250

Robert S. Morris             20,500              44,500                116,275           75,975

John G. Call                  7,800               9,200                 63,202           34,618



(1) No stock options were exercised by any of the Named Executive Officers during fiscal 1996.
(2) Represents the fair market value of a share of Class A Common Stock as of September 30, 1996 of $18.75, less the option exercise price, multiplied by the total number of exercisable or unexercisable options.
(3) All of the 300,000 options to purchase shares of Class A Common Stock held by Mr. Stinn and 100,000 of the options to purchase shares of Class A Common Stock held by Mr. Brinkley at September 30, 1996, are immediately exercisable in the event that the employment of Mr. Stinn or Mr. Brinkley is terminated by the Company for any reason.

      Employment Arrangements.

      Mr. Call, who is Senior Vice President-Chief Financial Officer, Treasurer and Secretary of the Company, was compensated under a written employment arrangement with the Company, or its predecessor, from the time he joined the Company in June 1993 to June 1996. Mr. Call's employment arrangement included an annual base salary of not less than $110,000 for the three-year period and an incentive bonus in each of those three years determined by the Board of Directors based upon the performance of the Company and Mr. Call's performance. Mr. Call's employment arrangement also included provisions for his participation in the Company's 1993 Stock Option Plan and the Partnership's incentive plan and provisions for payment of various expenses incurred by him in relocating his residence from California to Georgia.

         As further incentive to enhance the value of the Company for its stockholders, in October 1994, when the Class A Common Stock Price was $16.38, the Company instituted an incentive plan that provided each of Mr. Brinkley and Mr. Stinn a loan in the amount of $1.5 million, the repayment of which will be forgiven upon the attainment of specific targets for the market price of the Company's Class A Common Stock ranging from $22.50 to $32.50. The plan was structured such that if the Company were able to achieve nearly 100% appreciation in its stock price within a designated period the entire amount of all advances would be forgiven and related tax consequences would be paid by the Company. The loans are due and payable in ten years and carry an interest rate equal to the minimum rate allowable under the Internal Revenue Code of 1986, as amended (the "Code"). The incentive features of the loans provide that: (i) as long as Mr. Brinkley or Mr. Stinn are employed by the Company on the date on which interest is due on the loans, such interest will be forgiven; (ii) a percentage of the outstanding principal of the loans will be forgiven upon the attainment of certain targets for the price of the Company's Class A Common Stock; and (iii) the Company will pay any taxes due as the result of such forgiveness of interest and principal. In addition, in the event of the death or disability of Mr. Brinkley or Mr. Stinn, or a Change in Control of the Company (as defined in the loan agreements), the remaining principal amount and any unpaid and unforgiven interest accrued on the loans will be forgiven. The first stock price target ($22.50 per share) was attained in July 1995, the second stock price target ($25.00 per share) was attained in April 1996 and the third stock price target ($27.50 per share) was attained in May 1996. To date, 50% of the principal amount of the loans has been forgiven. The remaining principal amount will be forgiven through 1998 if the stock price reaches targets ranging from $30.00 to $32.00, and thereafter through 2003 if the stock price reaches targets ranging from $32.50 to $60.00. The Company incurred a $900,000 charge in the quarter ended September 30, 1995 related to the attainment of the $22.50 and a charge of $2.1 million in the quarter ended June 30, 1996 related to the attainment of the $25.00 and $27.50 price targets.

      Additionally, in 1993 certain executive officers received options to purchase limited partnership interests in the Partnership. See "Certain Transactions -- MS Jewelers."

      Stock Option Plan.

      It has been the practice of the Company's Board of Directors to adopt a new stock option plan each year, subject to the approval of such plan by the holders of the Class B Common Stock. On November 14, 1996, the Board of Directors approved the Friedman's Inc. 1996 Stock Option Plan (the "1996 Plan"). The Board's approval of the 1996 Plan is subject to stockholder approval, and the 1996 Plan is being presented to the holders of the Class B Common Stock at the Annual Meeting for consideration and approval. The following is a summary of the provisions of the proposed 1996 Plan, which summary is qualified in its entirety by reference to the 1996 Plan, a copy of which may be obtained from the Secretary of the Company.

      Under the proposed 1996 Plan, approximately 330 selected key employees will be eligible for the grant of options to purchase shares of Class A Common Stock. Options granted under the 1996 Plan may qualify as incentive stock options under Section 422 of the Code or nonqualified stock options. Any key employee of the Company who, in the judgment of the Compensation Committee of the Board of Directors, occupies a position in which personal efforts contribute to the profit and growth of the Company is eligible for grants under the 1996 Plan. The Compensation Committee determines the number of shares of Class A Common Stock subject to each grant and prescribes the other terms and conditions of each grant.

      A total of 150,000 shares of Class A Common Stock will be available for grant under the 1996 Plan. As of December 31, 1996, options to purchase 124,750 shares of Class A Common Stock had been granted under the 1996 Plan, subject to the approval of the 1996 Plan by the holders of the Class B Common Stock. The 1996 Plan will expire in 2006 unless earlier terminated by the Compensation Committee.

      The exercise price for options granted under the 1996 Plan will be equal to the fair market value of a share of Class A Common Stock on the date the option is granted as determined by the Board of Directors. Options will expire and become exercisable at such time and in such installments as the Compensation Committee shall determine. The exercise price of an option is payable in cash or other form of legal consideration accepted by the Compensation Committee. The market value of the Company's Class A Common Stock underlying options outstanding under the 1996 Plan was $12.6875 as of January 17, 1997.

      The Board of Directors, in its discretion, may amend the 1996 Plan from time to time, but no amendment, without approval by the stockholders, may (i) increase the number of shares which may be issued under the 1996 Plan or to any individual under the 1996 Plan, (ii) reduce the option price for shares which may be purchased pursuant to options, (iii) extend the period during which options may be granted, or (iv) materially modify the requirements as to eligibility for participation in the 1996 Plan.

      The following table presents information regarding options granted under the 1996 Plan to certain individuals and groups as of December 31, 1996, subject to the approval of the 1996 Plan by the holders of the Class B Common Stock at the Annual Meeting.



NAME                                      POSITION                       NUMBER OF
----                                      --------                       OPTIONS (1)
                                                                         -------
Bradley J. Stinn           Chairman of the Board of Directors and              0
                           Chief Executive Officer

Sterling B. Brinkley       Chairman of the Executive Committee of              0
                           the Board of Directors

Robert S. Morris           President and Chief Operating Officer          25,000

John G. Call               Senior Vice President -- Chief Financial        1,000
                           Officer, Treasurer and Secretary

All current executive officers as a group.........................        26,000
All other employees...............................................        98,750
                                                                         =======
     Total .......................................................       124,750


-------------------
(1) The exercise price of the options ($17.75) was higher than the closing price of the Class A Common Stock on January 17, 1997, the Record Date ($12.6875), and as a result, the options do not have a dollar value.

       Under the Code, the recipient of an incentive stock option will not realize taxable income on the grant or the exercise of the incentive stock option and the Company will not receive an income tax deduction at either such time. If the optionee does not sell the shares of Class A Common Stock acquired upon exercise of an incentive stock option within either (i) two years after the grant of the incentive stock option, or (ii) one year after the date of exercise of the incentive stock option, the gain upon a subsequent sale of the shares will be taxed as a long-term gain. The difference between the exercise price and the fair market value of shares received upon exercise, however, can affect an optionee's alternative minimum tax.

      If the optionee, within either of the above periods, disposes of the shares of Class A Common Stock acquired upon exercise of the incentive stock option, the optionee will realize as ordinary income an amount equal to the lesser of (i) the gain realized by the optionee upon such disposition, or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. In such event, the Company will be entitled to a corresponding income tax deduction equal to the amount recognized as ordinary income by the optionee. The gain in excess of such amount realized by the optionee as ordinary income would be taxed as a long-term or short-term capital gain depending upon the holding period requirements for long-term or short-term capital gain treatment. If an optionee exercises an incentive stock option following his or her termination of employment, the incentive stock option must be exercised within three months following such termination (twelve months if termination is due to death or disability) to receive incentive stock option tax treatment. Exercise of an incentive stock option after these dates will result in such options being taxed as nonqualified stock options.

      The aggregate fair market value of the shares (determined at the time the incentive stock option is granted) subject to incentive stock options granted to a key employee under all stock option plans of the Company and the Company's subsidiaries (if any), and that become exercisable for the first time by such key employee during any calendar year may not exceed $100,000. Any incentive stock options granted to any employee who, immediately after the grant of such option, would own more than 10% of the total combined voting power of all classes of the Company's stock must have an exercise price not less than 110% of the fair market value of the Class A Common Stock on the date of grant and a term of no more than five years.

    Under present law, the recipient of a nonqualified stock option realizes no taxable income upon the grant of such option, but upon the exercise of such option the optionee will realize taxable income equal to the difference between the market value of the stock received at the time of exercise and the amount paid for the stock. Under present law, the Company is permitted to consider the income realized by the optionee at the time of exercise of a nonqualified stock option as a tax deductible expense.

      Compensation Committee Report on Executive Compensation.

      Overview and Philosophy. The Compensation Committee of the Board of Directors is responsible for reviewing and making recommendations to the Board of Directors with respect to salaries, bonuses, stock options and other benefits for the executive officers of the Company.

      The objectives of the Company's executive compensation program are to:

          - Encourage the achievement of Company goals by providing compensation which directly relates to the performance of the individual and the achievement of strategic objectives.

          - Establish compensation policies and guidelines that will attract and retain qualified personnel through an overall level of compensation opportunity that is competitive within the Company's industry.

          - Promote a direct relationship between compensation and Company performance by facilitating executive officer stock ownership through stock option awards.

      Overall, the Company's executive officer compensation program is comprised of base salary, annual cash incentive bonus compensation, and long-term incentive compensation in the form of stock options, incentive loans, and various other benefits, including a medical plan, which are generally available to all employees of the Company.

      Base Salary. The base salaries for the Company's executive officers vary depending on the responsibilities of the officers. An executive officer's base salary may not necessarily be competitive with other companies in the Company's industry; however, the Company believes that incentive bonus compensation described below better serves the Company, and such incentive bonus compensation may enable the executive officer's overall annual compensation to exceed the total compensation paid to comparable persons by other companies in the Company's industry.

      Annual Cash Incentive Compensation. In order to maximize the interests of the Company's stockholders and its management, the Company makes extensive use of cash bonuses which are awarded based on the Company's operating performance and the individual executive officer's contribution thereto. The Company's budgeted financial performance goals are set at the beginning of each fiscal year. Cash bonuses are then recommended in the judgment of the Compensation Committee based on the achievement of budgeted targets and the individual performance of the executive officer. The Compensation Committee believes that this program provides a direct financial incentive to the Company's executive officers which motivates them to achieve the Company's performance goals and to work for the overall success of the business.

      Stock Options. The stock option programs of the Company are long-term incentive plans for executive officers and key employees that are intended to relate employee and stockholder long-term interests by creating a strong and direct link between compensation and stockholder return. In general, stock option awards are granted on an annual basis if warranted by the Company's performance. To encourage long-term performance, options generally vest over a three-year period.

      COMPENSATION OF CHIEF EXECUTIVE OFFICER. In fiscal 1996, the base salary of the Chief Executive Officer of the Company, Bradley J. Stinn, remained at $300,000 and his bonus compensation was $200,000. The Compensation Committee approved Mr. Stinn's bonus based on increased profits of the Company in fiscal 1996 and the continued development and implementation of the Company's growth strategy under Mr. Stinn's leadership. Overall, the Compensation Committee believes Mr. Stinn managed the Company well and has achieved attractive returns in fiscal 1996.

      Section 162(m) of the Code. It is the responsibility of the Compensation Committee to address the issues raised by changes in the tax laws which made certain non-performance-based compensation in excess of $1,000,000 to executives of public companies non-deductible to these companies beginning in 1994. The Compensation Committee has reviewed the issues applicable to the Company and has taken action, including the amendment of the incentive loan agreements with Messrs. Brinkley and Stinn, to ensure that the Company receives the maximum tax benefit from its compensation expenses.



                                                COMPENSATION COMMITTEE
                                                 Robert W. Cruickshank
                                                     David B. Parshall
                                                        Mark C. Pickup

      Compensation Committee Interlocks and Insider Participation.

      During fiscal 1996, Messrs. Cruickshank, Parshall and Pickup served on the Compensation Committee of the Board of Directors. Mr. Brinkley, who is Chairman of the Executive Committee of the Board of Directors of the Company, also serves on the Board of Directors of Crescent Jewelers, and Mr. Stinn, who is Chairman of the Board of Directors and Chief Executive Officer of the Company, also serves as the Chairman of the Board of Directors and Chief Executive Officer of Crescent Jewelers. Crescent Jewelers and the Company are both controlled by investment partnerships controlled by Mr. Phillip E. Cohen. See "Certain Transactions" and "Stock Ownership." The following is a discussion of certain transactions effected during fiscal 1996 between the Company and Crescent Jewelers and its affiliates.

      Effective October 16, 1996, the Company made a convertible senior subordinated term loan to Crescent Jewelers in the principal amount of $20 million (the "Term Loan") pursuant to a loan and security agreement by and between the Company and Crescent Jewelers. The Term Loan is due in October 1999, is secured by substantially all of the assets of Crescent Jewelers and is subordinate in right of payment and lien priority to Crescent Jewelers' senior secured bank credit facility, currently in the amount of $50 million, pursuant to the terms of a subordination agreement by and among certain financial institutions, LaSalle National Bank, as agent for such financial institutions, and the Company.

      Also effective October 16, 1996, the Company entered into a Standby Purchase Agreement by and between the Company and Crescent Jewelers (the "Standby Purchase Agreement"), pursuant to which the Company agreed that for an initial period of twelve months following the date of the Standby Purchase Agreement (which period may be extended at Crescent Jewelers' option by an additional six months), the Company would, upon the request of Crescent Jewelers, purchase up to $5 million of Crescent Jewelers' 10% Convertible Senior Subordinated Notes due 2006 (the "10% Notes") which 10% Notes will be issued pursuant to a Note Purchase Agreement by and among Crescent Jewelers, the Company and any other purchasers of the 10% Notes.

      Pursuant to a Conversion Agreement (the "Conversion Agreement") by and among the Company, Crescent and Crescent Jewelers, Inc., a Delaware corporation ("CJI") which owns 100% of the outstanding capital stock of Crescent Jewelers, up to one-half of the unpaid principal amount of the Term Loan and the entire unpaid principal amount of the 10% Notes held by the Company, if any, are convertible into shares of Class A Common Stock ("Stock") of CJI, under certain conditions.

      The shares of Stock received upon the conversion of the Term Loan or the 10% Note are subject to a Registration Rights Agreement by and among CJI and certain investors, which include the Company (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has the right, under certain circumstances, to demand two registrations of shares of Stock received in conversion of the Term Loan and 10% Note and to participate in certain offerings by CJI of Stock.

                              CERTAIN TRANSACTIONS

BACKGROUND OF THE COMPANY

      In May 1990, MS Jewelers Limited Partnership was formed by an investor group led by the investment banking firm Morgan Schiff and its principals to purchase from Friedman's Jewelers, Inc. ("FJI") certain jewelry retailing assets, including 45 stores (the "FJI Acquisition"). As described below, the purchase price was financed in part by senior subordinated debt, junior subordinated debt and equity. The Company was incorporated under the laws of the State of Delaware on July 15, 1993. Prior to the closing of its initial public offering of Class A Common Stock in October 1993, the Company issued 5,606,700 shares of Class B Common Stock to the Partnership in exchange for substantially all of the assets held by the Partnership and the Company's assumption of all of the Partnership's liabilities, including the Senior Subordinated Notes and the Junior Subordinated Notes, as described below. Subsequently, the Partnership distributed 629,323 shares of the Class B Common Stock held by the Partnership to Teachers Insurance and Annuity Association of America ("Teachers") in exchange for all of its limited partnership interest in the Partnership, and an additional 629,323 shares of the Class B Common Stock held by the Partnership were converted into 629,323 shares of the Class A Common Stock which were distributed to Crescent Jewelers in exchange for all of its limited partnership interest in the Partnership. Crescent Jewelers simultaneously sold all of such shares of Class A Common Stock in a public offering.

      Effective March 31, 1996, the Partnership issued a notice to the limited partners of the Partnership granting such limited partners the option to withdraw from the Partnership by exchanging their units of interest in the Partnership for shares of Class A Common Stock. The shares of Class A Common Stock which were distributed to these limited partners (the "Withdrawing Limited Partners") constituted shares of Class B Common Stock held by the Partnership which were converted into Class A Common Stock by the Partnership to effect the distribution. An aggregate of 2,574,472 shares of Class A Common Stock were distributed to the Withdrawing Limited Partners.

      The Company is controlled by Mr. Phillip Ean Cohen, through his sole ownership of MS Jewelers, the general partner of the Partnership, which owns 100% of the Company's Class B Common Stock. As a result of his control of those entities, Mr. Cohen controls all decisions with respect to major corporate transactions affecting the Company. Mr. Cohen also controls Morgan Schiff, for which Mr. Brinkley serves as a consultant, and Crescent Jewelers, of which Mr. Brinkley serves as a director and Mr. Stinn serves as Chairman and Chief Executive Officer.

DESCRIPTION OF INDEBTEDNESS

      Senior Subordinated Notes. As part of the financing of the FE Acquisition, the Partnership issued $25.0 million in Senior Subordinated Notes to Teachers pursuant to a Note Purchase Agreement, dated as of May 15, 1990 (the "Note Purchase Agreement"). The Senior Subordinated Notes bore interest at a rate of 14.25% per annum. and were due May 1, 2000. Interest on the Senior Subordinated Notes was payable semi-annually on May 1 and November 1, and in fiscal 1996 the Company paid approximately $2.4 million in interest on the Senior Subordinated Notes. In October 1993, the Company prepaid $10 million of the principal under the Senior Subordinated Notes pursuant to a special consent from Teachers and on June 4, 1996, the Company repaid the remaining principal balance, accrued interest and a prepayment penalty outstanding under the Senior Subordinated Notes with proceeds from its public offering of Class A Common Stock in May 1996.

      Junior Subordinated Notes. In connection with the financing of the FJI Acquisition, the Partnership issued $7.4 million in Junior Subordinated Notes to FJI. The Junior Subordinated Notes bore interest at a rate of 13.0% per annum and were due November 24, 2000. In fiscal 1996, the Company paid approximately $990,000 in interest on the Junior Subordinated Notes. On June 4, 1996, the Company repaid the remaining principal amount and accrued interest outstanding under the Junior Subordinated Note with proceeds from its public offering of Class A Common Stock in May 1996.

OTHER TRANSACTIONS

      FJI. In connection with the FJI Acquisition in May 1990, FJI received a 40.0% limited partnership interest in the Partnership in exchange for certain assets transferred to the Partnership as part of the FJI Acquisition. On March 31, 1996, FJI, as a Withdrawing Limited Partner, received shares of Class A Common Stock in exchange for its limited partnership interests in the Partnership in connection with the distribution described above. See "--Background of the Company." FJI owns the buildings in which the Company's headquarters and a downtown store are located in Savannah, Georgia. The Company paid rent of approximately $90,000 to FJI in fiscal 1996 for use of the space it occupies in these buildings.

      MS Jewelers. Mr. Brinkley has served in the uncompensated position of Chairman of the Board of MS Jewelers, the general partner of the Partnership, since May 1990. Mr. Stinn served as President and Chief Executive Officer of MS Jewelers from September 1992 until August 1993 and is currently a director of MS Jewelers, a position he has held since May 1990.

      Effective August 9, 1993, the Partnership established the MS Jewelers Limited Partnership 1993 Incentive Plan (the "Partnership Incentive Plan"). The Partnership Incentive Plan provided for the granting of options to purchase up to six units of limited partnership interest (a "Unit") at option prices determined by the Board of Directors of MS Jewelers. Each Unit represents a partnership capital percentage equal to approximately .84%, which represents an indirect interest in 41,955 shares of Class B Common Stock on a fully diluted basis assuming exercise of all outstanding options. Effective August 9, 1993, the following executive officers of the Company were granted options under the Partnership Incentive Plan: Bradley J. Stinn, 5 Units; Robert S. Morris, 0.6 Units; and John G. Call, 0.4 Units. The exercise price of these options was $100,000 per Unit, which equates to $2.38 per share of Class B Common Stock. Options granted to Messrs. Call and Morris were scheduled to expire on November 12, 1993. Prior to their expiration, Mr. Call and Mr. Morris exercised their options, paying 15% of the option prices in cash and 85% by notes due in seven years at an annual interest rate of 5 1/4% with interest payable quarterly. The effect of the exercise of such options will be limited to the Partnership and will not dilute ownership of the outstanding shares of Class A Common Stock or Class B Common Stock of the Company. See "Stock Ownership."

      Morgan Schiff. In December 1994, the Company entered into a Financial Advisory Services Agreement with Morgan Schiff under which Morgan Schiff agreed to provide the Company with certain financial advisory services with respect to capital structure, business strategy and operations, budgeting and financial controls, and mergers, acquisitions and other similar transactions. The Financial Advisory Services Agreement has a term of one year with an automatic renewal unless either party terminates by written notice 30 days prior to the end of the term. The Company paid Morgan Schiff $400,000 plus expenses for its services under the Financial Advisory Services Agreement in fiscal 1996, and also agreed to indemnify Morgan Schiff against any losses associated with the Financial Advisory Services Agreement.

                                 STOCK OWNERSHIP

      Based solely upon information furnished to the Company, the following table sets forth certain information with respect to the beneficial ownership of Class A and Class B Common Stock as of December 31, 1996 by (i) each person who is known by the Company to beneficially own more than five percent of either the Class A Common Stock or the Class B Common Stock, (ii) each nominee for director of the Company, (iii) each of the Named Executive Officers (as defined under "Election of Director -- Executive Compensation" above), and (iv) all officers and directors as a group.

                                             SHARES OF CLASS A           SHARES OF CLASS B          PERCENTAGE OF
                                               COMMON STOCK                COMMON STOCK          CLASS A AND CLASS B
                                               ------------                ------------          -------------------
NAME AND ADDRESS
OF BENEFICIAL OWNER                        NUMBER    PERCENTAGE (1)    NUMBER     PERCENTAGE (1)   COMMON STOCK (1)
-------------------                       -------    --------------    ------     --------------   ----------------
MS Jewelers Limited Partnership (2)              --        --          1,773,582      100%               12.4%
  MS Jewelers Corporation
  Phillip Ean Cohen
  280 Park Avenue
  East Building
  New York, New York 10017

FJI (3)                                   1,647,338      13.2%                --       --                11.5%
  Friedman's Jewelers, Inc.
  Friedman's Jewelers, Inc., Anniston
  Friedman's Jewelers, Inc., Greenville
  Friedman's Jewelers, Inc., Marietta
  Friedman's Jewelers, Inc., Oglethorpe
  Stanley Jewelers, Inc.
  P.O. Box 9925
  Savannah, Georgia 31412

Gilder, Gagnon, Howe & Co. (4)            1,080,655       8.6%                --       --                 7.6%
1775 Broad Way
New York, New York 10019

Wasatch Advisors, Inc. (5)                  790,925       6.3%                --       --                 5.5%
  69 S. Main Street
  Suite 400
  Salt Lake City, Utah 84101

Chancellor Capital Management, Inc. (6)     538,800       4.3%                --       --                 3.8%
Chancellor Trust Company
  153 East 53rd Street
  New York, New York 10022

FMR Corp. (7)                               536,800       4.3%                --       --                 3.8%
Edward C. Johnson III
  82 Devonshire Street
  Boston, Massachusetts 02109

LGT Asset Management, Inc. (8)              474,000       3.8%                --       --                 3.3%
  50 California
  27th Floor
  San Francisco, California 94111

Teachers Insurance and Annuity                     429,323            3.4%                 --            --          3.0%
  Association of America(9)
  730 Third Avenue
  New York, New York 10017

Norwest Bank Minnesota                             382,900            3.1%                 --            --          2.7%
  National Association (10)
  Norwest Center
  Sixth and Marquette
  Minneapolis, Minnesota 55479

Bradley J. Stinn (11)(12)                          343,001            2.7%            251,729           14.2%        4.0%
Sterling B. Brinkley (11)(13)                      131,000            1.0%            272,707           15.4%        2.8%
Robert W. Cruickshank (14)                           8,000             *                   --            --            *
David B. Parshall (14)(15)                           8,300             *                   --            --            *
Mark C. Pickup (14)                                  7,700             *                   --            --            *
Robert S. Morris (11(16)                            47,488             *               25,173            1.4%          *
John E. Cay III                                         --             --                  --            --           --
John G. Call (11)(17)                               17,759             *               16,782              *           *


  All executive officers and directors as a        563,648            4.3%            566,391           31.9%        7.6%
group (10 persons) (18)


                                                     Footnotes on Following Page

------------------------------------
*     Less than 1%.

(1) Except as indicated in the footnotes set forth below, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The numbers of shares shown include shares that are not currently outstanding but which certain stockholders are entitled to acquire or will be entitled to acquire within 60 days from December 31, 1996, upon the exercise of stock options. Such shares are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by the particular stockholder and by the group but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2) MS Jewelers is the general partner of the Partnership and has the sole right to vote these shares of Class B Common Stock and to direct their disposition. Mr. Cohen is the sole stockholder of MS Jewelers. See "Certain Transactions."
(3) These shares were received by FJI in March 1996 upon its withdrawal from the Partnership. Based on a Schedule 13G filed with the Securities and Exchange Commission ("SEC") on June 18, 1996.
(4) Based on a Schedule 13G filed with the SEC on February 15, 1995. Gilder, Gagnon, Howe & Co. disclaims beneficial ownership of these shares which are held in: (i) customer accounts over which one or another of its partners or employees may have discretion to purchase or dispose of securities but over which Gilder, Gagnon, Howe & Co. does not have discretion (1,066,805 shares as of December 31, 1994); (ii) accounts owned by its partners and by its partners' families in accounts controlled by partners (10,200 shares as of December 31, 1994); or, (iii) the account of its firm profit sharing plan which is controlled by certain of its partners (3,600 shares as of December 31, 1994).
(5)   Based on a Schedule 13G filed with the SEC on February 12, 1996.
(6)   Based on a Schedule 13G filed with the SEC on February 15, 1994.
(7) Based on a Schedule 13G filed with the SEC on September 9, 1996. Of the shares reported, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 323,300 shares, and Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 213,500 shares. FMR Corp. and Mr. Johnson, who controls FMR Corp., have sole dispositive power over 536,800 shares and sole voting power over 166,300 shares.
(8)   Based on a Schedule 13G filed with the SEC on February 14, 1996.
(9) Based on a Schedule 13G filed with the SEC on June 8, 1995. In addition, in connection with the Company's public offering in May 1996, Teachers Insurance and Annuity Association of America exercised its right to convert its then holdings of 629,323 shares of Class B Common Stock into shares of Class A Common Stock and sold 200,000 shares in the offering.
(10)  Based on a Schedule 13G filed with the SEC on February 7, 1996.
(11) Shares of Class B Common Stock owned by Messrs. Stinn, Brinkley, Morris, and Call are owned indirectly through their ownership of limited partnership interests in the Partnership or options to purchase limited partnership interests. Such individuals have no right to vote or to direct the disposition of these shares. See "Certain Transactions."
(12) Includes 2,100 shares of Class A Common Stock held by or on behalf of Mr. Stinn's children, 500 shares of Class A Common Stock held by Mr. Stinn's wife and options to purchase 300,000 shares of Class A Common Stock, of which options to purchase 180,000 shares of Class A Common Stock are immediately exercisable and the remainder of which are immediately exercisable in the event Mr. Stinn is terminated by the Company for any reason. See "Election of Directors -- Executive Compensation."
(13) Includes options to purchase 121,000 shares of Class A Common Stock, of which options to purchase 91,000 shares of Class A Common Stock are immediately exercisable and the remainder of which are immediately exercisable in the event Mr. Brinkley is terminated by the Company for any reason. See "Election of Directors -- Executive Compensation."
(14) Includes options to purchase 7,000 shares of Class A Common Stock granted under the Director Plan which are immediately exercisable.
(15) Includes 300 shares of Class A Common Stock held in trust for Mr. Parshall's children.
(16) Includes options to purchase 42,500 shares of Class A Common Stock which are immediately exercisable.
(17) Includes options to purchase 13,400 shares of Class A Common Stock which are immediately exercisable.
(18) Includes 566,391 shares of Class B Common Stock held by Messrs. Stinn, Brinkley, Morris and Call indirectly through ownership of limited partnership interests or options to purchase limited partnership interests in the Partnership, and options to purchase 512,600 shares of Class A Common Stock.

                             STOCKHOLDER RETURN COMPARISON

         The Company's Class A Common Stock began trading on the Nasdaq National Market on October 14, 1993, in connection with the Company's initial public offering. The price information reflected for the Class A Common Stock in the following performance graph represents the closing sale price of the Class A Common Stock for the period from October 14, 1993 through September 30, 1996. The performance graph compares the cumulative stockholder returns on the Class A Common Stock with the Nasdaq Stock Market Index (U.S. Companies) and a Peer Index (as described below) over the same period (assuming the investment of $100 in the Company's Class A Common Stock, the Nasdaq Stock Market (U.S. Companies) and the Peer Index on October 14, 1993, and reinvestment of all dividends).


            COMPARISON OF CUMULATIVE TOTAL RETURNS - FRIEDMAN'S INC.



                                     [GRAPH]



                         YEAR-END CUMULATIVE RETURNS
                                        1994          1995         1996
                                        ----          ----         ----
FRIEDMAN'S INC.                        150.6%        214.8%       185.2%
THE NASDAQ STOCK MARKET                 97.8%        135.1%       160.3%
PEER INDEX                              96.3%        106.2%       127.4%



         Total return calculations for the Nasdaq Stock Market Index (U. S. Companies) and the Peer Index were prepared by the Center for Research in Security Prices, The University of Chicago. The Peer Index is composed of the stocks of certain companies included in the Nasdaq Retail Trade Stock Index. Specific information regarding the companies comprising the Peer Index will be provided to any stockholder upon request to John G. Call, the Secretary of the Company.

                              STOCKHOLDER PROPOSALS
                     FOR 1998 ANNUAL MEETING OF STOCKHOLDERS

      Proposals of stockholders, including nominations for the Board of Directors, intended to be presented at the annual meeting of stockholders to be held in 1998 should be submitted by certified mail, return receipt requested, and must be received by the Company at its executive offices in Savannah, Georgia on or before September 30, 1997 to be eligible for inclusion in the Company's Proxy Statement and Proxy relating to that meeting. Any stockholder proposal must be in writing and must set forth (i) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (ii) the name and address, as they appear on the Company's books, of the stockholder submitting the proposal, (iii) the class and number of shares that are beneficially owned by such stockholder, (iv) the dates on which the stockholder acquired the shares, (v) documentary support for any claim of beneficial ownership, (vi) any material interest of the stockholder in the proposal, (vii) a statement in support of the proposal, and (viii) any other information required by the rules and regulations of the Securities and Exchange Commission.

                                  OTHER MATTERS

AMENDMENT OF CERTIFICATE OF INCORPORATION

      On November 14, 1996, the Board of Directors adopted a resolution approving an amendment to the Company's Certificate of Incorporation to delete the provisions in Article Fourth that the holders of Class A Common Stock of the Company be entitled to elect no more than 25% of the Board of Directors and replace such with a provision that the holders of Class A Common Stock of the Company shall be entitled to elect a minimum of 25% of the Board of Directors, with the precise number of directors to be elected by the Class A Common Stockholders in excess of such 25% (if any) to be determined by the Board of Directors. The amendment is being presented to the holders of the Class B Common Stock at the Annual Meeting for consideration and approval.

FILINGS UNDER SECTION 16(A)

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and any persons who beneficially own more than ten percent of the Company's Class A Common Stock to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and beneficial owners of more than ten percent of the Class A Common Stock are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the Forms 3, 4 and 5 furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that during fiscal 1996, all persons subject to the reporting requirements with regard to the Class A Common Stock complied with all applicable filing requirements, except for the following: Mr. Morris failed to timely file a Form 5 for one transaction - a grant of options by the Company and Mr. Wright failed to timely file his Form 3; all such forms were subsequently filed.

AUDITORS

      The Company's Board of Directors has selected Ernst & Young LLP to conduct the annual audit of the financial statements of the Company for the fiscal year ending September 30, 1997. Ernst & Young LLP has no financial interest, direct or indirect, in the Company and does not have any connection with the Company except in its professional capacity as an independent auditor. The Board of Directors has submitted the selection of Ernst & Young LLP as independent auditors to the holders of Class B Common Stock for ratification. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and respond to appropriate questions. If this selection is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its selection of independent auditors for the fiscal year ending September 30, 1997. Even if the selection is ratified, the Board of Directors in its sole discretion may direct the appointment of a different independent accounting firm at any time during the fiscal year if the Board determines that such a change would be in the best interest of the Company and its stockholders.

EXPENSES OF SOLICITATION

      The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers or other employees of the Company, personally, by telephone or by telegraph. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

MISCELLANEOUS

      Management does not know of any matters to be brought before the Annual Meeting other than as described in this Proxy Statement. Should any other matters properly come before the Annual Meeting, the persons designated as proxies will vote in accordance with their best judgment on such matters.

AVAILABILITY OF ANNUAL REPORT

      ACCOMPANYING THIS PROXY STATEMENT IS A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED SEPTEMBER 30, 1996. STOCKHOLDERS WHO WOULD LIKE ADDITIONAL COPIES OF THE ANNUAL REPORT SHOULD DIRECT THEIR REQUESTS IN WRITING TO:
FRIEDMAN'S INC., 4 WEST STATE STREET, SAVANNAH, GEORGIA 31401, ATTENTION: JOHN
G. CALL, SECRETARY.

                                                                        APPENDIX


PROXY                           FRIEDMAN'S INC.
                               SAVANNAH, GEORGIA
                      1997 ANNUAL MEETING OF STOCKHOLDERS

    The undersigned stockholder of Friedman's Inc. (the "Company"), Savannah, Georgia, hereby constitutes and appoints Bradley J. Stinn and John G. Call, or either one of them, each with full power of substitution, to vote the number of shares of Class A Common Stock which the undersigned would be entitled to vote if personally present at the 1997 Annual Meeting of Stockholders to be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia 31401 on Thursday, February 27, 1997, at 10:00 A.M., local time, or at any adjournments thereof (the "Annual Meeting"), upon the proposal (the "Proposal") described in the Notice to the Holders of Class A Common Stock of the Annual Meeting of Stockholders and Proxy Statement, both dated January 22, 1997, the receipt of which is acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or will not serve and are further authorized to vote on other matters which may properly come before the Annual Meeting and any adjournments thereof. The Board of Directors recommends a vote FOR the Proposal.

     ELECTION OF DIRECTORS: On the Proposal to elect the following directors to serve until the 1997 Annual Meeting of Stockholders of the Company and until their successors are elected and qualified:

        John E. Cay III
        Robert W. Cruickshank
        David B. Parshall

                 FOR  [ ]              WITHHOLD AUTHORITY  [ ]

     To withhold authority for any individual nominee(s), write the name of the nominee(s) in the space provided:

     ----------------------------------------------------------------------
                           (Continued on other side)

                         (Continued from previous side)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

    Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

                                                 Shares Held:
                                                             -------------------

                                                 -------------------------------
                                                    Signature of Stockholder

                                                 -------------------------------
                                                  Signature of Stockholder (If
                                                          held Jointly)

                                                 Dated:                    1997,
                                                       -------------------
                                                          Month    Day

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FRIEDMAN'S INC.
                               AND MAY BE REVOKED
                   BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.